Exhibit 5.4

Clark Hill 720 Brazos Street, Suite 700 Austin, TX 78701 T 512.499.3600 F 512.499.3660

June 9, 2021

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re:	KB Home 4.00% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as special Texas counsel at the request of KB Home, a Delaware corporation (the “Company”), on behalf of KB HOME Lone Star Inc., a Texas corporation (“KBHLS”), and KBSA, Inc., a Texas corporation (“KBSA”) (KBHLS and KBSA collectively, the “Texas Guarantors”), in connection with the Company’s offer and sale of $390,000,000 in aggregate principal amount of the Company’s 4.00% Senior Notes due 2031 (the “Notes”), the offer and sale of which are registered on the Company’s Registration Statement on Form S-3ASR (File No. 333-239778), as amended (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated May 25, 2021 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the guarantors named therein (the “Guarantors”) and (iii) BofA Securities, Inc., as the representative of the several underwriters named in Schedule B thereto. The Notes are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), a Ninth Supplemental Indenture dated February 28, 2014 (the “Ninth Supplemental Indenture”), and a Tenth Supplemental Indenture dated January 22, 2019 (the “Tenth Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated June 9, 2021, establishing the form and terms of the Notes (the “Officers’ Certificate”). The Notes will be guaranteed by the Texas Guarantors pursuant to the Indenture.

KB Home

June 9, 2021

A.	Documents Reviewed

In connection with the opinions rendered in this letter, we have reviewed documents, certificates and records of the Company and the Texas Guarantors as we have deemed necessary to render the opinions set forth in this letter, including, among other things:

1.	The Indenture;

2.

The Certificate of Formation of KB Lone Star Inc. (now known as KB HOME Lone Star Inc.) filed with the Texas Secretary of State on June 28, 2007; the Certificate of Merger of KB Home Lone Star LP and KB Lone Star Inc. filed with the Texas Secretary of State on June 28, 2007; and the Certificate of Amendment of KB Lone Star Inc. filed with the Texas Secretary of State on June 28, 2007, all as certified by the Texas Secretary of State on May 21, 2021;

3.	The Bylaws of KBHLS, dated as of June 28, 2007;

4.

The Unanimous Written Consent of the Board of Directors of KBHLS authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture, the Officers’ Certificate and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Notes;

5.	The Certificate dated May 20, 2021, issued by the Texas Secretary of State regarding the existence of KBHLS;

6.	A copy of the franchise tax account status information for KBHLS as of June 1, 2021, from the website maintained by the Comptroller of Public Accounts of Texas;

7.

The Articles of Incorporation of Kaufman and Broad of San Antonio, Inc. (now known as KBSA, Inc.) filed with the Texas Secretary of State on February 27, 1996; the Articles of Amendment to the Articles of Incorporation of Kaufman and Broad of San Antonio, Inc. filed with the Texas Secretary of State on October 29, 1996; the Articles of Amendment to the Articles of Incorporation of Kaufman and Broad of San Antonio, Inc. filed with the Texas Secretary of State on January 6, 1997; and the Certificate of Merger of KBSA and Clear Brook Crossing Inc. filed with the Texas Secretary of State on April 26, 2011, all as certified by the Texas Secretary of State on May 21, 2021;

8.	The Bylaws of Kaufman and Broad of San Antonio, Inc. (now known as KBSA, Inc.);

KB Home

June 9, 2021

9.

The Unanimous Written Consent of the Board of Directors of KBSA authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture, the Officers’ Certificate and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Notes;

10.	The Certificate dated May 20, 2021, issued by the Texas Secretary of State regarding the existence of KBSA;

11.	A copy of the franchise tax account status information for KBSA as of June 1, 2021, from the website maintained by the Comptroller of Public Accounts of Texas;

12.	The Certificate of Corporate Secretary of the Company and Secretary of the Guarantors delivered to us in connection with the offering of the Notes;

13.	The Officers’ Certificate of the Company delivered to us in connection with the offering of the Notes;

14.	The form of global note representing the Notes;

15.	The Underwriting Agreement; and

16.	The Officers’ Certificate.

B.	Assumptions

As to matters of fact material to the opinions expressed herein, we have, with your consent, relied upon the representations and warranties as to factual matters contained in and made by the Company and the Texas Guarantors pursuant to the documents listed above under the heading Documents Reviewed and the certificates and statements of government officials listed above under the heading Documents Reviewed.

In rendering the opinions expressed below we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures not witnessed by us and (v) that none of the foregoing documents contains any untrue statement or material fact or omits any material fact necessary to make any statement made, in the light in which it was made, not misleading.

KB Home

June 9, 2021

C.	Opinions

Based on the foregoing, and subject to the specific assumptions, qualifications and limitations set forth herein, and on the basis of our consideration of such facts and laws as we have deemed necessary for purposes hereof, we are of the opinion that:

1.	Each of the Texas Guarantors is duly incorporated, validly existing and in good standing under the laws of the State of Texas.

2.	Each of the Texas Guarantors has the corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Officers’ Certificate.

3.

Each of the Texas Guarantors is authorized by all action necessary under its governing documents and the Texas Business Organizations Code to execute, deliver and perform its obligations under, and each of the Texas Guarantors has duly executed and delivered, the Indenture and the Officers’ Certificate.

D.	Qualifications and Limitations

Our opinions are expressed only with respect to the laws of the State of Texas.

The opinions expressed herein are based upon facts and applicable laws covered by our opinions, each as in existence on this date. We express no opinion as to the effect that any change in any of such laws or facts may have upon the Texas Guarantors after such change, and we disclaim any obligation to update or supplement such opinions to reflect any fact or circumstance that may come to our attention or any change in law that may occur after the date hereof.

The opinions contained herein are legal opinions only and do not constitute a guaranty or warranty of the factual matters stated.

The opinions are limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. Munger, Tolles & Olson LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the offering of the Notes, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

Sincerely,

/s/ Clark Hill PLC